As filed with the Securities and Exchange Commission on September 8, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

BAYLAKE CORP.

(Exact name of Registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0448110 (I.R.S. Employer Identification No.)

217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235
(920) 743-5551
(Address, including ZIP Code, and telephone number,
including area code, of Registrant’s principal executive offices)

STEVEN D. JENNERJOHN
Baylake Corp.
217 North Fourth Street
Sturgeon Bay, Wisconsin 54235
(920) 743-5551
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service)

Copy to:

Kenneth V. Hallett, Esq.
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 277-5000

     Approximate date of commencement of proposed sale of the securities to the public: As soon after the effective date of this Registration Statement as possible.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount	maximum	aggregate	Amount of
Title of each class of	to be	offering price	offering	registration
securities to be registered	registered	per unit (1)	price (1)	fee
Common Stock, par value $5.00 per share	1,000,000	$14.70	$14,700,000	$1,862.49

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and ask prices of the common stock of Baylake Corp. as reported on the Over-the-Counter Bulletin Board on September 3, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

BAYLAKE CORP.

[Baylake Corp. Logo]

COMMON STOCK
($5.00 par value)
Up to 1,000,000 Shares

AUTOMATIC DIVIDEND REINVESTMENT PLAN

Investment of Dividends on Stock for Shareholders of Baylake Corp.

     Baylake Corp.’s Automatic Dividend Reinvestment Plan, or the Plan, gives shareholders an opportunity to use all of the quarterly dividends, paid on shares of common stock of Baylake Corp. owned by them, to automatically acquire additional shares of Common Stock, $5.00 par value of Baylake Corp., or the Common Stock.

     This prospectus describes the Plan. Please read this prospectus carefully and keep it for future reference. Baylake Corp. is a bank holding company that provides a variety of financial services through its subsidiary bank, Baylake Bank. Baylake Bank serves as the administrator of the Plan. Baylake Corp.’s principal executive offices are located at 217 North Fourth Street, Sturgeon Bay, Wisconsin 54235, and its telephone number is (920) 743-5551.

     Shares purchased pursuant to the Plan may be newly issued shares or previously issued shares purchased in the over-the-counter market or in a negotiated transaction. The Common Stock trades on the OTC Bulletin Board under the symbol “BYLK.OB.”

     This prospectus incorporates business and financial information about Baylake Corp. that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information” on page 5.

     Shares of Common Stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Baylake Corp., and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus is not an offer to sell securities, nor is it an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

Prospectus dated September 8, 2004

TABLE OF CONTENTS

Page
BAYLAKE AND THE BANK	1
USE OF PROCEEDS BY BAYLAKE	1
DESCRIPTION OF THE PLAN	1
ADVANTAGES ELIGIBILITY AND ENROLLMENT COSTS COMMON STOCK PURCHASES REPORTS TO PARTICIPANTS DIVIDENDS CERTIFICATES TERMINATION OF PARTICIPATION TAX INFORMATION OTHER INFORMATION	1 1 2 2 3 3 3 3 3 4
WHERE YOU CAN FIND MORE INFORMATION	5
INCORPORATION OF DOCUMENTS BY REFERENCE	5
EXPERTS	6

i

BAYLAKE AND THE BANK

        Baylake Corp., or Baylake, a Wisconsin corporation organized in 1976, is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended. Baylake’s primary activities consist of holding indirectly the stock of Baylake Bank, or the Bank, and providing a wide range of banking and related business activities, through the Bank and its other subsidiaries.

        The Bank is a Wisconsin state bank originally chartered in 1876. The Bank conducts its community banking business through 26 full-service financial centers located throughout Northeast Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara counties. The Bank is an independent community bank offering a full range of financial services primarily to small businesses and individuals located in its market areas.

USE OF PROCEEDS BY BAYLAKE

        The net proceeds from the sale of shares of Common Stock that are originally issued by Baylake and offered pursuant to the Plan will be used for general corporate purchases, including the Company’s working capital needs, the funding of investments in, or extensions of credit to, Baylake’s banking and non-banking subsidiaries and possible reduction of outstanding indebtedness of Baylake. Baylake will not receive any proceeds from shares purchased in the open market or negotiated transactions that are offered pursuant to the Plan.

DESCRIPTION OF THE PLAN

        Baylake’s Automatic Dividend Reinvestment Plan, or the Plan, gives shareholders of Baylake an opportunity to use all their quarterly Common Stock dividends to automatically acquire shares of Common Stock. The Bank, or the Plan Administrator, administers the Plan and acts as agent for the shareholders.

        You should recognize that neither Baylake nor the Plan Administrator can assure you a profit or protect you from a loss on the Common Stock purchased under the Plan.

        The following summary, in question and answer form, describes the provisions of the Plan. Those holders of Common Stock who choose to not participate in the Plan will continue to receive cash dividends, if and when declared.

ADVANTAGES

1.	What are the advantages of participating in the Plan?

Participants in the Plan may:

•	Automatically reinvest their dividends in additional shares of Common Stock without any charges for brokerage commissions, fees or record keeping.

•	Invest the full amount of all dividends because fractional shares are issued under the Plan.

•	Voluntarily terminate their participation in the Plan at anytime, except within 15 days of any dividend payment date.

ELIGIBILITY AND ENROLLMENT

2.	Who is eligible to participate in the Plan?

All shareholders of Baylake are eligible to participate in the Plan.

3.	How may I enroll in the Plan?

After you receive a copy of this prospectus, you may enroll in the plan by completing and signing an Authorization Form and returning it to the Plan Administrator. If you do not wish to enroll in the Plan, no action is necessary on your part and you will continue to receive dividends, as declared, by check on shares of Common Stock registered in your name. If you are already enrolled in the Plan, you do not need to take any further action to continue to be enrolled in the plan.

4.	When may I enroll in the Plan?

You may enroll in the Plan at any time. Your participation in the Plan will begin with the next dividend payment date after the receipt by the Plan Administrator of your Authorization Form. However, if your Form is not received by the Plan Administrator at least 10 business days before the date of the next dividend payment date, your participation in the Plan will be delayed until the following dividend payment date.

5.	How may I obtain an Authorization Form to enroll in the Plan?

You should have received an Authorization Form with this prospectus. If you did not, and you wish to enroll in the Plan, you should contact the Plan Administrator to request one at Baylake Bank — Trust Department, Post Office Box 9, Sturgeon Bay, Wisconsin 54235-0009, or by telephone at (920) 743-5551.

COSTS

6.	Are there any costs to participants in connection with purchases under the Plan?

Baylake will pay all costs incurred in connection with your participation in the Plan, except that you will be responsible for any brokers’ fees and commissions, if any, relating to an open market purchase of shares to be issued under the Plan.

COMMON STOCK PURCHASES

7.	How are purchases of Common Stock made under the Plan?

The Plan Administrator may purchase shares of Common Stock for issuance under the Plan in over-the-counter market purchases, negotiated transactions or, at the option of Baylake, by purchasing treasury or authorized, but unissued, shares of Common Stock from Baylake. The terms of any over-the-counter market purchase or negotiated transaction may be on such terms as to price, delivery or otherwise and as determined by the Plan Administrator, subject to any applicable securities laws or guidelines established by the Securities and Exchange Commission. Shares of Common Stock purchased directly from Baylake will be at a price equal to the lowest market asked price in the over-the-counter market on the dividend payment date to which the purchase of shares relates, or if no such market exists at that time, the last independent sales price obtained from a broker or dealer (not affiliated with Baylake) that facilities trading in the Common Stock.

8.	How many shares of Common Stock will be purchased for my account on each dividend payment date?

The number of shares of Common Stock to be purchased for your account depends upon the amount of dividends paid to you on the dividend payment date and the purchase price of the Common Stock. The purchase price of the shares of Common Stock issued under the Plan is the average price of all shares purchased by the Administrator under the Plan with the proceeds relating to the dividend payment date to which the purchase relates. Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount of dividends paid to you on the dividend payment date, divided by the purchase price per share.

REPORTS TO PARTICIPANTS

9.	What reports will I receive as participant in the Plan?

You will receive from the Plan Administrator a statement showing transactions in your account since the preceding purchase that details the dividend paid for the quarter, the number of shares purchased for your account, the price per share and the total number of shares accumulated in your account under the Plan. Additionally, you will receive an annual statement at the end of each year from the Plan Administrator that reports the total amount of all dividends paid on shares held by you in the Plan that were credited to your account during the preceding year.

DIVIDENDS

10.	Will I be credited with dividends on shares held in my account under the Plan?

Yes. The Plan Administrator will receive dividend payments for all shares held in your Plan account and will credit such dividends to your account on the basis of full and fractional shares held for your account. Such dividends will then be automatically reinvested in additional shares of Common Stock pursuant to the terms of the Plan.

CERTIFICATES

11.	Will I be issued stock certificates for shares of Common Stock purchased under the Plan?

Unless requested, you will not receive a stock certificate for any shares of Common Stock purchased under the Plan. The Plan Administrator will hold the shares credited to your account in its name without charge to you. You may make a written request to the Plan Administrator to issue you a share certificate for any full amount of shares credited to your account and held in your name. The Plan Administrator will not issue any share certificates for fractional shares.

TERMINATION OF PARTICIPATION

12.	How can I discontinue the reinvestment of dividends under the Plan?

You may discontinue the reinvestment of dividends under the Plan by providing written notice of your termination in the Plan to the Plan Administrator. If the Plan Administrator receives your written notice less than 15 days prior to the next dividend payment date, your dividends for the date will still be reinvested under the Plan, but your account under the Plan will thereafter terminate.

When you terminate your participation in the Plan, the Plan Administrator will issue and deliver to you a share certificate for the number of full shares of Common Stock credited to your account. The Plan Administrator will convert any fractional share interest into cash payable to you at market value based on the lowest asked price in the over-the-counter market on the date of termination or, if no such market exists, the last independent sales price obtained from a broker or dealer (not affiliated with Baylake) that facilitates trading in the Common Stock. In addition, upon your termination of participation in the Plan, the Plan Administrator will distribute to you in cash the amount of any uninvested supplemental cash deposits that have been credited to your account.

TAX INFORMATION

13.	What are the U.S. federal income tax consequences of participating in the plan?

The U.S. federal income tax consequences of participating in the plan are as follows:

•	Cash dividends reinvested under the Plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.

•	The tax basis of shares purchased with reinvested dividends generally is the amount paid to acquire the shares, which will be considered the average of the price of all shares purchased by the Administrator under the Plan with the proceeds of a the aggregate of the cash dividend received by the Administrator for all participants in the Plan.

•	You will not realize taxable income from the transfer of share to your plan account or from the withdrawal of whole shares from your plan account. You will, however, generally realize gain or loss from the receipt of cash in lieu of the withdrawal of any fractional shares in your plan account. You will also realize gain or loss when any shares in your plan account are sold. The amount of the gain or loss will generally be the difference between the amount your receive for the shares and the tax basis of the shares.

•	The Plan Administrator reports dividend income to participants and the Internal Revenue Service on Form 1099—DIV. The Plan Administrator reports the proceeds from the sale of plan shares to the selling participants and the Internal Revenue Service on Form 1099—B.

•	Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the Plan Administrator. In any case in which federal income taxes are required to be withhold, the Plan Administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withhold. For reporting purposes, the amount of any dividend withheld is included in the dividend income.

The discussion above is a summary of the material U.S. federal income tax consequences of your participation in the Plan. The summary is based on the Internal Revenue code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this prospectus, all of which are subject to change at any time, possible with retroactive effect. This summary does not address any state, local or foreign tax consequences of your participation in the Plan. You should consult your own tax advisor about the tax consequences of your participation in the Plan.

OTHER INFORMATION

14.	What happens if I sell or transfer any or all of the shares registered in my name?

If you sell or transfer any shares registered in your name, you must provide notice to the Plan Administrator providing instructions as to the disposition of the shares in your Plan account. If the Plan Administrator is unable to obtain instructions from you within 30 days after the mailing of such request, the Plan Administrator may continue to reinvest the dividends until otherwise instructed or may terminate your account and issue and deliver to you a share certificate for all full shares in your Plan account and cash for any fractional shares credited to your account.

15.	What happens if Baylake issues a stock dividend or declares a stock split?

If Baylake pays stock dividends or conducts a stock split on shares of Common Stock, the Plan Administrator will credit such stock dividend shares or additional shares resulting from the stock split to your account.

16.	What happens if Baylake issues subscription rights for shares of Common Stock to holders of Common Stock?

In the event that Baylake makes available to holders of Common Stock any right to purchase additional shares or other securities, the Plan Administrator will sell the rights accruing to all shares held by the Plan

Administrator for the participants in the Plan and will apply the net proceeds of such sale to the purchase of Common Stock for the accounts of the participants. Baylake will notify you in advance of any such offer being made by it. If you do not want the Administrator to sell such subscription rights being offered by Baylake, you must transfer all full shares being held by the Plan Administrator under the Plan to your own name by the time specified by the Plan Administrator.

17.	How will my shares being held in the Plan be voted at meetings of shareholders?

The Plan Administrator will vote for the shares in your account at any meetings of shareholders in accordance with you proxy or other written instruction provided to the Plan Administrator. All of your shares, whether held by certificate in your name or credited in your Plan account, will be voted under one proxy. If you do not direct the Plan Administrator to vote your shares, the Plan Administrator will not make any vote for your shares.

18.	May the Plan be amended or terminated?

Yes. Although Baylake intends to continue the Plan, it may amend, supplement or terminate the Plan at any time by mailing a notice to the Plan Administrator and each participant in the Plan at least 30 days prior to the effective date of the amendment, supplement or termination.

19.	What are the duties and responsibilities of the Plan Administrator?

The Plan Administrator generally receives your dividend payments and reinvests such payments into shares of Common Stock, maintains continuing records of your account and advises you as to all transactions in and the status of your account. All notices to you as a participant in the Plan will be addressed to the last address of record with Baylake. Consequently, you should promptly notify Baylake and the Plan Administrator of any change in address. None of Baylake, the Plan Administrator or their nominees has any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth in the Plan.

WHERE YOU CAN FIND MORE INFORMATION

        Baylake is currently subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, Baylake files reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be read and copies obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including Baylake.

        Baylake has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to Baylake’s offering of shares of its Common Stock under the Plan. You will find additional information about Baylake in the registration statement. Any statements made in the prospectus concerning the provisions of legal documents are not necessarily complete and you should reads the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporate documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that Baylake is disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in the prospectus.

        Baylake has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

•	Current Reports on Form 8-K dated July 1, 2004 and June 7, 2004; and

•	the description of Baylake Common Stock included in Amendment No. 1 to Form 10 General Form for Registration of Securities Pursuant to Section 12(g) of the Exchange Act, filed on August 31, 1994.

        All documents and reports field by Baylake with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Baylake will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of the document of Baylake (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

EXPERTS

        The consolidated financial statements of Baylake incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been audited by Smith & Gesteland, LLP, the independent auditors to Baylake, as set forth in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of Smith & Gesteland, LLP, as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered. All of such expenses will be paid by Baylake. All amounts shown are estimates, except for the SEC registration fee.

Estimated
Dollar
Amount
SEC registration fee	$1,862.49
Printing expenses	5,000.00
Legal fees and expenses	6,000.00
Accounting fees and expenses	5,000.00
Blue Sky fees and expenses	10,000.00
Miscellaneous	2,137.51

Total	$30,000.00

Item 15. Indemnification of Officers and Directors.

     Baylake is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). Under Section 180.0851(1) of the WBCL, Baylake is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party because he or she was a director or officer of Baylake. In all other cases, Baylake is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of Baylake, unless it is determined that he or she breached or failed to perform a duty owed to Baylake and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Baylake or its shareholders in connection with a matter in which such person has a material conflict of interest; (ii) a violation of criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which such person derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions of the WBCL do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Baylake’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to the mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the WBCL, a director who votes for or assents to an improper dividend or other distribution to shareholders is personally liable to the corporation for the amount of the distribution that exceeds what could have been legally distributed if it is established that the director’s vote or assent constitutes conduct described by Section 180.0828 of the WBCL.

        Article 10.01 of Baylake’s Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and provide that each officer and director shall be indemnified to the fullest extent permitted by law and cover certain procedural matters not dealt with in the WBCL.

        Baylake has purchased $5 million of insurance policies which insure Baylake’s directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Baylake maintains trust department/fiduciary errors and omissions liability coverage up to a $1 million limit.

16.	Exhibits.

        See the Exhibit Index following the signature page in this registration statement, which Exhibit Index is incorporated herein by reference.

17.	Undertakings.

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflect in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona find offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction that question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sturgeon Bay, State of Wisconsin on this 8th day of September, 2004.

BAYLAKE CORP.
By:	/s/ Thomas L. Herlache
Thomas L. Herlache, President

POWER OF ATTORNEY

     KNOW BY ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby designates and appoints, Thomas L. Herlache and Steven D. Jennerjohn, and each of them, any one of whom may act without the joinder of the other, as such person’s true and lawful attorney-in-fact and agents (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission and any state securities commission, granting unto said Attorneys-in-Fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said Attorneys-in-Fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.*

/s/ Thomas L. Herlache Thomas L. Herlache President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Steven D. Jennerjohn Steven D. Jennerjohn Treasurer (Principal Financial and Accounting Officer)
/s/ Robert W. Agnew Robert W. Agnew Director	/s/ Ronald D. Berg Ronald D. Berg Director
/s/ Richard A. Braun Richard A. Braun Director	/s/ John W. Bunda John W. Bunda Director
/s/ George Delveaux, Jr. George Delveaux, Jr. Director	/s/ Roger G. Ferris Roger G. Ferris Director
/s/ Dee Geurts-Bengtson Dee Geurts-Bengtson Director	/s/ Joseph J. Morgan Joseph J. Morgan Director
/s/ William Parsons William Parsons Director	/s/ Paul J. Sturm Paul J. Sturm Director

*	Each of the above signatures is affixed as of September 8, 2004.

BAYLAKE CORP.

EXHIBIT INDEX
TO
FORM S-3 REGISTRATION STATEMENT

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant (as amended through July 3, 2001)

4.2	Bylaws of the Registrant (as amended through February 21, 1996)

5	Legal Opinion of Quarles & Brady LLP regarding the legality of securities being registered

23.1	Consent of Quarles & Brady LLP (contained in Exhibit 5)

23.2	Consent of Smith & Gesteland, LLP

24.1	Powers of Attorney (contained in the Signature Page to this Registration Statement)

99.1	Baylake Corp. Automatic Dividend Reinvestment Plan [incorporated by reference from the Registrant’s Form S-3 (No. 33-43880); the text of the plan in contained in the body of the registration statement].